Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No March Cash Distribution; Announces Receipt of NYSE Notice regarding Continued Listing Standard

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas February 25, 2016 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on March 7, 2016. The Trust’s distribution calculation relates to net profits and overriding royalties generated during January 2016 as provided in the conveyance of net profits and overriding royalty interest.

There were no net profits from the Developed Properties this month as operating expenses and capital expenditures exceeded revenues by $0.6 million, principally due to lower revenues of $0.6 million stemming from lower average realized prices. Average realized prices for the Developed Properties were $23.53 per Boe, as compared to $29.23 per Boe in December. The current month’s capital expenditures for the Developed Properties were $0.2 million compared to less than $0.1 million in December. The current month’s lease operating expenses for the Developed Properties, including property taxes, were in-line with the prior month at $2.6 million. The net profits for the Developed Properties now has a cumulative deficit of $0.6 million, which will be subtracted from any future net profits until the cumulative net profits deficit for the Developed Properties has been reduced to zero.

The current month’s calculations included $26,000 for the 7.5% overriding royalty on the Remaining Properties from 35 Orcutt Diatomite wells and eight Orcutt Field wells. Average realized prices for the Remaining Properties were $20.34 per Boe, as compared to $25.74 per Boe in December.  The cumulative deficit of the net profits interest on the Remaining Properties, including the 7.5% overriding royalty payments, stands at $1.8 million, unchanged from the prior month.

The current month’s expected Trust administrative expenses and the monthly operating and services fee payable to PCEC was $163,000, which when subtracted from the $26,000, to be received from PCEC for the 7.5% overriding royalty on the Remaining Properties, will create a shortfall of $137,000.  The expected shortfall will be borrowed from PCEC on March 10, 2016.

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Further, PCEC may loan funds to the Trust necessary to pay such expenses, and has agreed to do so under certain circumstances.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business.  Last month, Trust administrative expenses and the monthly operating and service fee payable to PCEC was $288,000, which when subtracted from the $56,000, received from PCEC for the net profits from the Developed Properties and the 7.5% overriding royalty on the Remaining Properties, created a shortfall of $232,000.  On February 25, 2016, the Trust borrowed from PCEC $232,000.  The expected total shortfall through this month’s calculation is estimated to be approximately $369,000, all of which has been or will be borrowed by the Trust from PCEC.  No distribution will be made to Trust unitholders until the indebtedness borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of January 2016:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)

Developed Properties (a)	89,323	$23.53
Remaining Properties (b)	23,967	$20.34

(a) Crude oil sales represented 96% of sales volumes.

(b) Crude oil sales represented 98% of sales volumes.

NYSE Notice regarding Continued Listing Standard

On February 25, 2016, the Trust received a notice from the New York Stock Exchange (“NYSE”) that the Trust was not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE Listed Company Manual, which requires the average closing price of a listed company’s units to be above $1.00 over a consecutive 30 day trading period. The Trust intends to respond to the NYSE within 10 business days.

Status of the Trust

As oil and natural gas prices continue to decline and as we are unable to predict future commodity prices with any greater precision than the futures market, it appears likely that distributions to the Trust will continue to be significantly impacted.  The Trust Agreement provides that the Trust will terminate in the event that annual cash proceeds received by the Trust attributable to the Conveyed Interests, in the aggregate, are less than $2.0 million for each of any two consecutive years.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and   gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward- looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 13, 2015, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue   Austin, TX 78701